Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Amendment No. 2 to Form F-4 of our report dated May 7, 2010 (except with respect to the retrospective application of the amendments to IAS 7 as discussed in Note 2 a) to the consolidated financial statements, as to which the date is August 19, 2010) relating to the consolidated financial statements of Promotora de Informaciones, S.A. (Prisa) (which report expresses an unqualified opinion and includes two explanatory paragraphs, one relating to actions taken by Prisa in 2010 to restructure its financial debt and strengthen its capital structure as required in the agreements with the lending banks as discussed in Note 1, and the second relating to the retrospective adjustment of the consolidated statements of cash flows for the years ended December 31, 2008 and 2007, as a result of the amendment made to IAS 7), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte, S.L.
Deloitte, S.L.
Madrid, Spain
September 16, 2010